                                [SKECHERS LOGO]

                             SKECHERS, U.S.A., INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     You are cordially invited to attend the Annual Meeting of Stockholders of SKECHERS, U.S.A., INC., a Delaware corporation (the "Company"), to be held at the Marina Beach Marriott Hotel located at 4100 Admiralty Way, Marina Del Rey, CA 90262 on June 14, 2000, at 11:00 a.m., Pacific Time.

     The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

     1. To elect a member to the Board of Directors to serve for the ensuing year;

     2. To ratify the appointment of KPMG LLP as the independent accountants of the Company for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 21, 2000 as the record date for determining those stockholders who will be entitled to vote at the meeting.

     Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: May 1, 2000

                                   FOR THE BOARD OF DIRECTORS

                                   /s/ Phillip Paccione
                                   Philip Paccione, Secretary

                                [SKECHERS LOGO]

                             SKECHERS, U.S.A., INC.
                            ------------------------

                                PROXY STATEMENT
                         FOR ANNUAL MEETING TO BE HELD
                   JUNE 14, 2000, AT 11:00 A.M. PACIFIC TIME

     This proxy statement is delivered to you by Skechers, U.S.A., Inc. (the "Company" or "Skechers"), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 14, 2000 at 11:00 a.m. Pacific Time at the Marina Beach Marriott Hotel located at 4100 Admiralty Way, Marina Del Rey, CA 90262 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is May 1, 2000. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the nominee for director named herein and for the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 2000. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting. The Company's principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

     The Company's Annual Report to Stockholders for the year ended December 31, 1999, is concurrently being provided to each stockholder.

     Holders of Class A Common Stock and Class B Common Stock of record at the close of business on April 21, 2000 will be entitled to vote at the Meeting. There were 8,483,567 shares of Class A Common Stock and 26,423,445 shares of Class B Common Stock outstanding at that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes and the presence in person or by proxy of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer's securities in street name has not received voting instructions from the customer on certain maters. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTOR

     The Company's Board of Directors is divided into three classes, with each class serving a three-year term and thereafter until their successors are duly elected and qualified or until death, resignation or removal. One class of Directors will be elected annually at the Annual Meeting of Stockholders. The Company's Bylaws currently provide for a variable Board of Directors with a range of between five and nine members. The Company currently has five members on its Board of Directors. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors.

     Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Robert Greenberg, who is currently a member of the Company's Board of Directors. The Company has been advised by Mr. Greenberg of his availability and willingness to serve if elected. In the event that Mr. Greenberg becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for him or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEE

     The following table sets forth certain information with respect to the nominee for Director of the Company.

                                    CLASS AND YEAR
                                    IN WHICH TERM
          NAME               AGE     WILL EXPIRE              POSITION
          ----               ---    --------------            --------
Robert Greenberg.........    60     Class I (2003)    Chairman of the Board and
                                                      Chief Executive Officer

     Robert Greenberg has been the Chairman of the Board and Chief Executive Officer of the Company since October 1993. From 1979 to 1992, Mr. Greenberg was the Chairman of the Board and President of L.A. Gear, Inc. ("L.A. Gear"), an athletic and casual footwear and apparel company. Mr. Greenberg is a member of the Board of Directors of Stage II Apparel Corp. (AMEX:SA).

DIRECTORS NOT STANDING FOR ELECTION

     The members of the Board of Directors who are not standing for election at this year's Annual Meeting of Stockholders are set forth below.

                                   CLASS AND YEAR
                                    IN WHICH TERM
          NAME              AGE      WILL EXPIRE              POSITION
          ----              ---    ---------------            --------
Michael Greenberg.......    37      Class II (2001)   President and Director
David Weinberg..........    49      Class II (2001)   Executive Vice
                                                      President, Chief
                                                      Financial Officer and
                                                      Director
John Quinn(1)(2)........    49     Class III (2002)   Director
Richard Siskind(1)(2)...    54     Class III (2002)   Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Michael Greenberg has been the President and a director of the Company since its inception in 1992 and from June 1992 to October 1993 he was Chairman of the Board. From 1989 to 1992, Mr. Greenberg was the National Sales Manager of L.A. Gear. Previously, from 1986 to 1989, he was the Regional Sales Manager of L.A. Gear for the West Coast, and from 1984 to 1986, he was an account representative for the West Coast at L.A. Gear.

     David Weinberg has been Chief Financial Officer of the Company since October 1993 and Executive Vice President and a director since July 1998. From June 1989 to September 1992, Mr. Weinberg was Vice President, Credit/Collection at L.A. Gear.

     John Quinn has been a director of the Company since June 1999. Since January 1995, Mr. Quinn has been a principal of the law firm of Riordan & McKinzie, a professional corporation, and before that, since 1987, he was a partner at the law firm of Kelley Drye & Warren.

     Richard Siskind has been a director of the Company since June 1999. Mr. Siskind has been President, Chief Executive Officer and a director of Stage II Apparel Corp. (AMEX:SA) since May 1998. In 1991, Mr. Siskind founded R. Siskind & Company, a business which purchases brand name men's and women's apparel and accessories and redistributes those items to off-price retailers, and he is the sole shareholder, director, Chief Executive Officer and President.

COMPENSATION OF DIRECTORS

     The Company pays its non-employee directors annual compensation of $15,000 for their services, which is paid quarterly. In addition, non-employee directors receive a fee of $1,000 for each meeting attended. Non-employee directors attending any committee meeting receive an additional fee of $750 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors, in which case they receive no additional compensation for the committee meeting. Non-employee directors are also reimbursed for reasonable costs and expenses incurred for attending any director and committee meetings. Officers of the Company who are directors are not paid any directors' fees.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

     Three meetings of the Board of Directors were held in 1999. Each Director attended all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

     The Audit Committee, established by the Board of Directors on June 3, 1999, reviews the scope of auditing activities performed by the Company's independent accountants. The purpose of the Audit Committee is to recommend engagement of the Company's independent auditors, to approve the services performed by such auditors, to consult with such auditors and review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's control procedures and personnel. The Audit Committee met once during 1999. The Compensation Committee was also established by the Board of Directors on June 3, 1999. The purpose of the Compensation Committee is to review and approve the compensation benefits and severance arrangements for the Company's officers and other employees, administer the Company's stock option and stock purchase plans and make recommendations to the Board regarding such matters. The Compensation Committee did not meet during 1999. The Board of Directors does not presently have a nominating committee.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of the Company who are not also directors. For information concerning Robert Greenberg, see "Election of Director -- Information Concerning Nominee." For information concerning Michael Greenberg and David Weinberg, see "Election of Director -- Directors Not Standing for Election."

         NAME             AGE                      POSITION
         ----             ---                      --------
EXECUTIVE OFFICERS:
Philip Paccione.......    38     General Counsel; Vice President, Business
                                 Affairs; Corporate Secretary

     Philip Paccione has been General Counsel since May 1998, Vice President, Business Affairs since February 2000, and Corporate Secretary of the Company since July 1998. Before joining the Company and from June 1997, Mr. Paccione was an attorney at the law firm of Riordan & McKinzie, located in Los Angeles, and from May 1996 to June 1997 he was a sole practitioner. Mr. Paccione also practiced law at the law firm of Gartner & Young from December 1994 to May 1996 and at the law firm of Kelley, Drye & Warren from June 1991 to December 1994.

     Robert Greenberg is the father of Michael Greenberg; other than the foregoing, no family relationships exist between any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's Chief Executive Officer and each of the other executive officers whose annual salary and bonus during 1997, 1998 and 1999 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                  -----------------------
                                                   ANNUAL COMPENSATION              AWARDS      PAYOUTS
                                          -------------------------------------   ----------   ----------
                                                                   OTHER ANNUAL   SECURITIES      LTIP       ALL OTHER
                                                                   COMPENSATION   UNDERLYING   PAYOUTS($)   COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)       ($)(1)      OPTIONS(#)      (2)           ($)
   ---------------------------     ----   ----------   ---------   ------------   ----------   ----------   ------------
Robert Greenberg(3)..............  1999    250,000            --      33,596            --            --        5,161(5)
  Chairman of the Board;           1998         --     2,079,943      14,518            --            --        5,038(5)
  Chief Executive Officer          1997         --     1,560,877      14,518            --            --        6,649(5)
Michael Greenberg................  1999    350,000       165,000      11,745            --            --       12,303(6)
  President                        1998    300,000            --      11,744            --     1,013,769       11,859(6)
                                   1997    300,000            --       8,962            --       205,250       12,696(6)
David Weinberg...................  1999    250,000       150,000       9,108            --            --       12,303(7)
  Executive Vice President;        1998    177,800            --       2,000       278,142       259,180        9,838(7)
  Chief Financial Officer          1997    175,000            --       4,800            --       136,830       12,626(7)
Philip Paccione(4)...............  1999    154,538        25,100          --        22,650            --        4,800(8)
  General Counsel; Vice
  President, Business Affairs;
  and Corporate Secretary

---------------
(1) Represents the amount of an automobile lease for the benefit of each officer. With respect to Robert Greenberg in 1999, represents purchase of an automobile owned by the Company for use by Mr. Greenberg. With respect to Robert Greenberg and David Weinberg, excludes rental payments of $12,000 and $18,000, respectively, in each of 1999, 1998 and 1997 made by the Company directly to landlords regarding properties used primarily for corporate purposes but which are leased under the individuals' names.

(2) With respect to 1997, represents payment of a bonus under the Company's 1996 Incentive Compensation Plan based on the increase of the Company's net sales from 1996 to 1997 and, with respect to 1998, represents payment of a bonus based on the increase of the Company's net sales from 1996 to 1998. The bonuses for Michael Greenberg and David Weinberg under the Company's 1996 Incentive Compensation Plan were 0.3% and 0.2% in 1997, respectively, and 0.4% and 0.1% in 1998, respectively, of the increase in net sales volumes, respectively.

(3) Did not receive any salary for 1999 prior to the employment agreement being entered into on June 14, 1999.

(4) Did not receive annual salary and bonus in excess of $100,000 prior to 1999.

(5) Represents health and life insurance payments for 1999, 1998 and 1997, respectively.

(6) Represents health and life insurance payments of $7,503, $7,059 and $9,601 and contributions of $4,800, $4,800 and $3,095 by the Company under the Company's 401(k) Plan for 1999, 1998 and 1997, respectively.

(7) Represents health and life insurance payments of $7,503, $5,038 and $9,601 and contributions of $4,800, $4,800 and $3,025 by the Company under the Company's 401(k) Plan for 1999, 1998 and 1997, respectively.

(8) Represents contribution of $4,800 by the Company under the Company's 401(k) Plan for 1999.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Robert Greenberg, Michael Greenberg and David Weinberg entered into an employment agreement with the Company, which was effective as of June 14, 1999. The employment agreements each have an initial term expiring three years from the effective date of each such agreement. Each officer is entitled to an annual base salary and an annual bonus based on the Company's return on equity which bonus would not exceed 100% of the officer's base salary. The annual base salary for Robert Greenberg, Michael Greenberg and David Weinberg is $500,000, $350,000 and $250,000, respectively.

     Each of Messrs. Robert Greenberg, Michael Greenberg and David Weinberg entered into an amendment to their respective employment agreements with the Company on February 29, 2000. For calendar year 1999, each officer agreed to forego his annual bonus based on the Company's return on equity, and in lieu thereof, Michael Greenberg and David Weinberg agreed to annual cash bonuses of $165,000 and $150,000, respectively. Robert Greenberg did not receive an annual cash bonus for calendar year 1999. For calendar year 2000, and until changed by the Compensation Committee, each officer will be entitled to an annual bonus based on the Company's return on equity.

     Each officer agrees not to compete, directly or indirectly, with the Company or disclose confidential information regarding the Company during the term of the agreement; provided that the officer may own less than 5% of the stock of a public company that competes with the Company. The employment agreements entitle the executives to participate in the Company's Stock Option Plan and to receive certain insurance and other employee plans and benefits established by the Company for its executive employees.

     If an officer's amended employment agreement is terminated by the officer without good reason, by mutual agreement, upon death of the officer, or for cause, which includes any dishonest act, commission of a crime, material injury to the Company's financial condition or business reputation or malfeasance, misfeasance or non-feasance, then the officer will receive, through the date of termination, (i) his base salary, (ii) any bonus due and (iii) any benefits under the agreement. If the officer is terminated without cause or the officer terminates the employment agreement for good reason, which includes the Company's breach of a material term without cure or diminution of the officer's duties without his consent, then the officer will receive, for the remainder term of the agreement, (i) his base salary, (ii) performance-based bonus and
(iii) any benefits under the agreement. During a period of total disability, the officer will receive his base salary, less any amounts paid under insurance policies provided by the Company, for the remaining term of the employment agreement. The Company has agreed that upon any merger, reorganization, sale or disposition of assets or otherwise, the successor company will be required to assume each awarded employment agreement.

STOCK OPTION PLAN

     In January 1998, the Company's Board of Directors and stockholders adopted the 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards ("Grants"). The Stock Option Plan is administered by either the Board of Directors or a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any ISO granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Class A Common Stock) of the fair market value of the shares of Class A Common Stock at the time the option is granted. The exercise price for any NQSO granted under the Stock Option Plan may not be less than 85% of the fair market value of the shares of Class A Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company.

     The Stock Option Plan authorizes the grant of options to purchase, and Grants of, an aggregate of up to 5,215,154 shares of the Company's Class A Common Stock. The number of shares reserved for issuance under the Stock Option Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the Stock Option Plan expires or terminates, or a Grant is forfeited, the shares subject to any unexercised portion of such option or Grant will again become available for the issuance of further options or Grants under the Stock Option Plan.

     Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to the Committee's approval, in connection with the exercise of stock options granted under the Stock Option Plan. If shares of Class A Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Grants under the Stock Option Plan.

     Unless the Stock Option Plan has been previously terminated by the Board of Directors, no options or Grants may be granted under the Stock Option Plan after January 14, 2008.

     Options granted under the Stock Option Plan will become exercisable according to the terms of the grant made by the Committee. Grants will be subject to the terms and restrictions of the award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Grant is granted and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

     The exercise price of any option granted under the Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Class A Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the option holder, (iv) by a full recourse promissory note executed by the option holder, (v) by arrangement with a broker or (vi) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

     The Board of Directors may from time to time revise or amend the Stock Option Plan and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding option or Grant without such participant's consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Grants under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

     In the event of a change of control, all stock options, restricted stock and deferred stock will fully vest and any indebtedness incurred in connection with the Stock Option Plan will be forgiven. A "change of control" occurs when
(i) any person becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company's assets.

     As of March 31, 2000, options to purchase 2,888,839 shares of Class A Common Stock were outstanding at a per share exercise price ranging from $2.78 to $11.00. The Company has 2,326,315 shares of Class A Common Stock underlying options available for grant.

OPTIONS GRANTED IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning individual grants of stock options during 1999 to the Named Executive Officers:

                                                           OPTIONS GRANTED IN 1999
                               --------------------------------------------------------------------------------
                                                  INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                               -------------------------------------------------------      VALUE AT ASSUMED
                                 NUMBER OF      PERCENT OF                               ANNUAL RATES OF STOCK
                                SECURITIES        TOTAL                                  PRICE APPRECIATION FOR
                                UNDERLYING       OPTIONS      EXERCISE OR                    OPTION TERM(5)
                                  OPTIONS       GRANTED TO    BASE PRICE    EXPIRATION   ----------------------
            NAME               GRANTED(#)(1)   EMPLOYEES(2)    ($/SH)(3)     DATE(4)       5%($)       10%($)
            ----               -------------   ------------   -----------   ----------   ---------    ---------
Robert Greenberg.............         --            --              --            --           --           --
Michael Greenberg............         --            --              --            --           --           --
David Weinberg...............         --            --              --            --           --           --
Philip Paccione..............     22,650           1.8%          11.00        6/8/09      156,689      397,081

---------------
(1) Such stock options vest 20% per year on each anniversary of the date of grant.

(2) The total number of options granted to the Company's employees during 1999 was 1,239,636.

(3) The exercise price per share of options granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

(4) Such stock options expire ten years from the date of grant or earlier upon termination of employment.

(5) In order to comply with the rules of the Securities and Exchange Commission (the "Commission"), the Company is including the gains or "option spreads" that would exist for the respective options the Company granted to the Named Executive Officers. The Company calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent the Company's estimate or projection of the future Class A Common Stock price.

     The following table sets forth the outstanding stock options as of December 31, 1999 of the Named Executive Officers.

                                                                YEAR-END OPTION VALUES
                                         ---------------------------------------------------------------------
                                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                               AT DECEMBER 31, 1999               AT DECEMBER 31, 1999(3)
                                         ---------------------------------   ---------------------------------
                 NAME                    EXERCISABLE(#)   UNEXERCISABLE($)   EXERCISABLE($)   UNEXERCISABLE($)
                 ----                    --------------   ----------------   --------------   ----------------
Robert Greenberg.......................          --                --                --                --
Michael Greenberg......................          --                --                --                --
David Weinberg.........................      69,535           208,607(1)         71,621           214,865
Philip Paccione........................           0            22,650(2)              0                 0

---------------
(1) 25% of the options vested on December 9, 1999, which was six months after the Company's Initial Public Offering of its Class A Common Stock on June 9, 1999 (the "Offering"), and the balance will vest over the next three years.

(2) The options will vest 20% per year on each anniversary of the Offering, which was the date of grant.

(3) The value of the unexercised "in-the-money" options is based on the fair market value of $3.81 as of December 31, 1999, minus the exercise price, multiplied by the numbers of shares underlying the option.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors and the stockholders in July 1998. The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twelve month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year. The initial offering period commenced on July 1,

1999. A total of 2,781,415 shares of Class A Common Stock have been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the outstanding shares of Class A Common Stock on such date, and (iii) such lesser amount as may be determined by the Board of Directors.

     Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under the 1998 Purchase Plan.

     The 1998 Purchase Plan permits participants to purchase Class A Common Stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, including commissions, payments for overtime, incentive bonuses and performance bonuses. Amounts deducted and accumulated by the participant are used to purchase shares of Class A Common Stock at the end of each purchase period. The price of stock purchased under the 1998 Purchase Plan is 85% of the lower of the fair market value of the Class A Common Stock at the beginning of the offering period or at the end of the purchase period. The maximum number of shares a participant may purchase during a single offering period is determined by dividing $25,000 by the fair market value of a share of the Company's Class A Common Stock on the first day of the offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

     Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan.

     The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new purchase date will be set so that shares of Class A Common Stock are purchased with the participant's accumulated payroll deductions prior to the effective date of such transaction.

     The Board of Directors has the authority to amend or terminate the 1998 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the Board of Directors may in its sole discretion amend the 1998 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by the Board of Directors, the 1998 Purchase Plan will terminate on June 30, 2008.

     As of March 31, 2000, 90,913 shares of the Company's Class A Common Stock had been purchased by the Company's employees at the average price of $3.24 per share which was an aggregate purchase price of $294,613.

401(K) PLAN

     The Company has in place a contributory retirement plan (the "401(k) Plan") for all full time employees age 21 and older with at least 12 months of service, which is designed to be tax deferred in accordance with the provisions of
Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary, and the Company may contribute to the participant's plan account at the end of each plan year a percentage of salary contributed by the participant. Under the 401(k) Plan, employees may elect to enroll on January 1 and July 1 of any plan year, provided that they have been employed for at least one year.

     Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the Company's discretion. Company matching contributions are made at the discretion of the Company. The Company's contributions to the 401(k) Plan in 1999, 1998 and 1997 were $259,000, $242,000 and $93,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Quinn and Siskind. Robert Greenberg serves on the board of directors and the compensation committee of Stage II Apparel Corp., whose President and Chief Executive Officer is Richard Siskind. Other than as described above, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, which had officers who served on the Company's Board of Directors or on the Company's Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors. The Compensation Committee is comprised solely of two non-employee directors.

     The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

     The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

     Each executive officer's compensation is comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company's Stock Option Plan. Base salary and bonus are determined by the executive officer's employment agreement and are reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary and bonus. In February 2000, the employment agreements for Messrs. Robert Greenberg, Michael Greenberg and David Weinberg were amended, with each officer agreeing to forego his annual bonus based on the Company's return on equity for 1999, and in lieu thereof, Michael Greenberg and David Weinberg agreed to annual cash bonuses of $165,000 and $150,000, respectively, for 1999. Robert Greenberg did not receive an annual cash bonus for 1999. Messrs. Robert Greenberg, Michael Greenberg and David Weinberg will each be entitled to receive an annual bonus based on the Company's return on equity for 2000. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies. The Company uses stock options to align the long-range interest of its executive officers with the interest of stockholders. The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual perform-ance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded.

     The Compensation Committee applies the foregoing principles and policies in examining the compensation of Robert Greenberg, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Greenberg, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Pursuant to his amended employment agreement with the Company, the Chief Executive Officer's compensation for 1999 consisted of a base salary of $500,000.

     Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 1999 to the Named Executive Officers was deductible.

     The Committee will review the Company's existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

     The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.

                                          Respectfully submitted,

                                          John Quinn
                                          Richard Siskind

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph demonstrates from June 9, 1999 to December 31, 1999, a comparison of cumulative total returns for Skechers' Class A Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes Index. The graph assumes an investment of $100 on June 9, 1999 in each of the Company's Class A Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes Index. Each of the indices assumes that all dividends were reinvested.

                 COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG SKECHERS USA, INC., THE S & P 500 INDEX
                          AND THE S & P FOOTWEAR INDEX

                               PERFORMANCE GRAPH

                                                   SKECHERS USA, INC.               S & P 500                S & P FOOTWEAR
                                                   ------------------               ---------                --------------
6/9/99                                                   100.00                      100.00                      100.00
6/30/99                                                   95.45                      105.55                      106.46
9/30/99                                                   43.18                       98.96                       91.27
12/31/99                                                  34.66                      113.68                       79.37

     The Standard & Poor's Shoes Index consists of NIKE and Reebok International. The Standard & Poor's Shoe Index includes companies in one major line of business in which the Company competes. The index does not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

     The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

--------------------------------------------------------------------------------------------------------------
       COMPANY/INDEX/MARKET              6/9/99            6/30/99            9/30/99            12/31/99
--------------------------------------------------------------------------------------------------------------
  SKECHERS USA, INC.                    $100.00            $ 95.45             $43.18            $ 34.66
--------------------------------------------------------------------------------------------------------------
  S & P 500                              100.00             105.55              98.96             113.68
--------------------------------------------------------------------------------------------------------------
  S & P FOOTWEAR                         100.00             106.46              91.27              79.37
--------------------------------------------------------------------------------------------------------------

 ASSUMES $100 INVESTED ON 6/9/99 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF
                                   DIVIDENDS.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Act of 1934 (the "Exchange Act") requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent Stockholders were satisfied by such persons.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1999, the Company had a subordinated note in the amount of $10.0 million and an unsubordinated note in the amount of $2.5 million, each payable to the Greenberg Family Trust, of which Robert Greenberg, Chairman of the Board and Chief Executive Officer of the Company, and M. Susan Greenberg, Robert Greenberg's wife, are trustees. Each of the notes bore interest at the rate of 8.0% per annum. The highest balance outstanding during 1999 was $12,250,000. The Company recorded interest expense of approximately $433,000 related to notes payable to the Greenberg Family Trust during the year ended December 31, 1999. These notes were repaid during 1999, with the proceeds, in part, from the Company's Initial Public Offering.

     In January 1999, the Company declared a distribution consisting of its "Cross-Colours" trademark to the Greenberg Family Trust, Michael Greenberg, and four other holders of the Company's Class B Common Stock. The Company valued this distribution at $350,000. The remaining stockholders of the Company's Class B Common Stock received cash in the aggregate amount of $18,421. The following distributions were made to the holders of 5% or more of the Company's Class B Common Stock:

                                             PERCENTAGE INTEREST         VALUE OF
            NAME OF STOCKHOLDER               IN THE TRADEMARK      PERCENTAGE INTEREST
            -------------------              -------------------    -------------------
The Greenberg Family Trust.................         68.3%                $239,474
Michael Greenberg..........................         10.5                   36,842
Jason Greenberg............................          5.3                   18,421
Jeffrey Greenberg..........................          5.3                   18,421
Joshua Greenberg...........................          5.3                   18,421
Jennifer Greenberg.........................          5.3                   18,421

     The stockholders who received an interest in the trademark sold all of their rights in the trademark to Stage II Apparel Corp., of which Robert Greenberg and Richard Siskind, a director of the Company, are each directors. In connection with the sale, the Greenberg Family Trust and Michael Greenberg received 140,000 shares and 20,000 shares of Stage II Apparel Corp., respectively, and Jason Greenberg, Jeffrey Greenberg, Joshua Greenberg and Jennifer Greenberg each received 10,000 shares. The Company currently licenses under a ten-year license agreement the trademark from Stage II Apparel Corp. and pays a royalty of 1% of the wholesale price of all footwear sold by the Company with the trademark. For the year ended December 31, 1999, the Company did not pay a royalty fee for the trademark "Cross Colours." The Company currently does not intend to materially exploit the "Cross Colours" trademark under the above-described license agreement.

     In May 1992, the Company elected to be treated for Federal and state income tax purposes as an S Corporation under Subchapter S of the Code, and comparable state laws. As a result, earnings of the Company, since such initial election, were included in the taxable income of the Company's stockholders for Federal and state income tax purposes, and the Company was not subject to income tax on such earnings, other than franchise and net worth taxes. In June 1999, the Company terminated its S Corporation status, and since then the Company has been treated for Federal and state income tax purposes as a corporation under Subchapter C of the Code and, as a result, became subject to state and Federal income taxes. By reason of the Company's treatment as an S Corporation for Federal and state income tax purposes, the Company, since inception, had previously provided to its stockholders funds for the payment of income taxes on the earnings of the Company.

     In April 1999, the Company declared S Corporation distributions consisting of the first installment of Federal income taxes payable on S Corporation earnings for 1998 (the "April Tax Distribution"). The April Tax Distribution was $3.5 million, of which the amounts indicated below were declared and paid to the following holders of 5% or more of the Company's Class B Common Stock:

                                                               AMOUNT OF
                                                               APRIL TAX
                    NAME OF STOCKHOLDER                       DISTRIBUTION
                    -------------------                       ------------
The Greenberg Family Trust..................................    $66,000
Michael Greenberg...........................................    813,000
Jason Greenberg.............................................    521,600
Jeffrey Greenberg...........................................    597,400
Joshua Greenberg............................................    519,600
Jennifer Greenberg..........................................    511,600

     In June 1999, in connection with the termination of the Company's S Corporation tax status, the Company paid (i) the final 1998 distribution consisting of the final installment of Federal income taxes payable on S Corporation earnings for 1998 (the "Final 1998 Distribution"), (ii) the final tax distribution consisting of income taxes payable S Corporation earnings from January 1, 1999 through the date of termination of the Company's S Corporation status (the "Final Tax Distribution") and (iii) the final S Corporation distribution in an amount designed to constitute the substantial portion of the Company's remaining undistributed accumulated taxable S Corporation earnings through the date of termination of the Company's S Corporation status (the "Final S Corporation Distribution"). The amount of the Final 1998 Distribution was $7.9 million, all of which was paid to the Greenberg Family Trust. The amount of the Final Tax Distribution was $2.8 million, and the amount of the Final S Corporation Distribution was $21.0 million, of which the amounts indicated below were paid to the following holders of 5% or more of the Company's Class B Common Stock:

                                                  FINAL TAX      FINAL S CORPORATION
              NAME OF STOCKHOLDER                DISTRIBUTION       DISTRIBUTION
              -------------------                ------------    -------------------
The Greenberg Family Trust.....................   $1,820,000         $13,225,000
Michael Greenberg..............................      280,000           2,401,000
Jason Greenberg................................      140,000           1,085,400
Jeffrey Greenberg..............................      140,000           1,009,600
Joshua Greenberg...............................      140,000           1,087,400
Jennifer Greenberg.............................      140,000           1,095,400

     Purchasers of shares of Class A Common Stock in the Offering did not receive any portion of the April Tax Distribution, the Final 1998 Distribution, the Final Tax Distribution, or the Final S Corporation Distribution.

     In connection with the Offering and the termination of the Company's S Corporation tax status, the Company entered into a tax indemnification agreement with each of its stockholders. The agreements provide that the Company will indemnify and hold harmless each of the stockholders for Federal, state, local or foreign income tax liabilities, and costs relating thereto, resulting from any adjustment to the Company's income that is the result of an increase in or change in character, of the Company's income during the period it was treated as an S Corporation up to the Company's tax saving in connection with such adjustments. The agreements also provide that if there is a determination that the Company was not an S Corporation prior to the Offering, the stockholders will indemnify the Company for the additional tax liability arising as a result of such determination. The stockholders will also indemnify the Company for any increase in the Company's tax liability to the extent such increase results in a related decrease in the stockholders' tax liability.

     Shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the Greenberg Family Trust and Michael Greenberg, President of the Company, are subject to certain registration rights. The Company entered into a registration rights agreement with the Greenberg Family Trust and Michael Greenberg pursuant to which the Company agreed that it will, on up to two separate occasions per year, register up to one-third of the shares of Class A Common Stock issuable upon conversion of their Class B Common Stock beneficially owned as of the closing of the Offering by each such stockholder in any one year, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The Company also agreed that, if it shall cause to be filed with the Securities and Exchange Commission a registration statement, each such stockholder shall have the right to include up to one-third of the shares of Class A Common Stock issuable upon conversion of their Class B Common Stock beneficially owned as of the closing of the Offering by each of them in such registration statement provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. All expenses of such registrations shall be at the Company's expense.

     John Quinn, a director of the Company, is a principal of the law firm of Riordan & McKinzie which provides legal services to the Company.

     The Company has entered into employment agreements with certain executive officers. See "Executive Compensation -- Employment Agreements."

     The Company believes that all of the foregoing transactions were on terms no less favorable than those that could have been received from unrelated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A and Class B Common Stock by (i) each director and nominated director of the Company, (ii) each of the Named Executive Officers, (iii) each person known to the Company to be beneficial owner of more than 5% of either class of the Common Stock and (iv) all directors and executive officers of the Company as a group.

                                                               SHARES BENEFICIALLY OWNED(2)
                                                    --------------------------------------------------
                                                    NUMBER OF    NUMBER OF     PERCENT OF   PERCENT OF
                                                     CLASS A      CLASS B       CLASS A      CLASS B
           NAME OF BENEFICIAL OWNER(1)               SHARES      SHARES(3)       SHARES       SHARES
           ---------------------------              ---------    ----------    ----------   ----------
Robert Greenberg..................................        --     18,079,198(4)     --          68.4%
Michael Greenberg.................................     2,500(5)   2,781,415         *          10.5%
Jason Greenberg...................................     2,500(5)   1,390,708         *           5.3%
Jeffrey Greenberg.................................     2,500(5)   1,390,708         *           5.3%
Joshua Greenberg..................................     2,500(5)   1,390,708         *           5.3%
Jennifer Greenberg................................        --      1,390,708        --           5.3%
David Weinberg....................................   144,071(6)          --       1.7%           --
Philip Paccione...................................     2,500(7)          --         *            --
John Quinn........................................    12,000(8)          --         *            --
Richard Siskind...................................    18,333(8)          --         *            --
All directors, director nominees and executive
  officers as a group (6 persons).................   179,404     20,860,613       2.1%         78.9%

---------------
 *  Less than 1.0%

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set down opposite such person's named in the table has sole voting and investment power with respect to the shares of Common Stock set down opposite such person's name. Each of such persons may be reached at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

(2) The percentage of total voting power is calculated using 8,483,567 shares of Class A Common Stock and 26,423,445 shares of Class B Common Stock that were outstanding on April 21, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 21, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(3) The Class B Common Stock is convertible at any time into shares of the Class A Common Stock on a share-for-share basis. See "Certain Transactions" for a description of transactions between the Greenberg Family Trust and the Company.

(4) Represents shares of Class B Common Stock which Mr. Greenberg, Chief Executive Officer and Chairman of the Board of the Company is deemed to beneficially own as a Trustee of the Greenberg Family Trust. M. Susan Greenberg, Robert Greenberg's wife, is also a trustee of the Greenberg Family Trust and is also deemed to beneficially own all shares held by the Greenberg Family Trust.

(5) Represents shares of Class A Common Stock underlying options granted on February 1, 2000, which are currently exercisable.

(6) Represents 74,535 shares of Class A Common Stock underlying options, including options granted on February 1, 2000, which are currently exercisable, and 69,536 shares of Class A Common Stock underlying options, which will be exercisable within sixty days.

(7) Represents shares of Class A Common Stock underlying options granted on February 1, 2000, which are currently exercisable.

(8) Includes options to purchase 10,000 shares of Class A Common Stock, which will be exercisable within sixty days.

     As of April 21, 2000, Robert Greenberg, his children, and the Greenberg Family Trust beneficially own all of the Class B Common Stock and approximately 96.9% of the combined voting power of the Company's capital stock. By virtue of this stock ownership, Robert Greenberg may be deemed to be a "control person" of the Company within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended, and the Greenberg Family Trust influences the election of Robert Greenberg. Michael Greenberg, the Company's President, is one of the beneficiaries of the Greenberg Family Trust.

                                 PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     For the 1999 fiscal year, KPMG LLP provided audit services which included examination of the Company's annual consolidated financial statements. Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected KPMG LLP to provide audit services to the Company and its subsidiaries for the fiscal year ending December 31, 2000. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the Company's next Annual Meeting of Stockholders to be held in 2000 must be received at the Company's principal executive offices no later than January 1, 2001, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2000 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in the Company's Proxy Statement, must deliver a copy of their proposal no later than March 17, 2001. In either case, proposals should be delivered to Skechers U.S.A., Inc., 228 Manhattan Beach Blvd., Manhattan Beach, California 90266, Attention: Michael Greenberg, President. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Phillip Paccione
                                          Philip Paccione, Secretary

Dated: May 1, 2000
Manhattan Beach, California

                             SKECHERS U.S.A., INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder(s) of Skechers U.S., Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2000, and hereby appoints Michael Greenberg and David Weinberg and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at the Marina Beach Marriott Hotel located at 4100 Admiralty Way, Marina Del Rey, California 90262, on Wednesday, June 14, 2000, at 11:00 a.m., local time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2 AS DESCRIBED IN THE PROXY, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

             (continued, and to be signed and dated, on reverse side)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                             SKECHERS U.S.A., INC.


                                 JUNE 14, 2000





                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

------------------------------------------------------------------------------

      Please mark your
A [X] votes as in this
      example.
                                                         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
                    FOR the nominee         WITHHOLD     nominee listed in Proposal 1 and FOR Proposal 2.
                 listed at right (except    AUTHORITY                                                           FOR AGAINST ABSTAIN
                    as marked to the       to vote for   Nominee: Robert Greenberg  2. Ratify the appointment   [ ]   [ ]     [ ]
1. Election of       contrary below        the nominee                                of KPMG LLP as indepen-
   Directors            [ ]                    [ ]                                     dent accountants for the
                                                                                       year ending December 31,
                                                                                       2000

                                                                                    3. Each of the persons named as proxies herein
                                                                                       are authorized, in such person's discretion,
                                                                                       to vote upon such other matters as may
                                                                                       properly come before the Annual Meeting,
                                                                                       or any adjournments thereof.

                                                                                    PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS
                                                                                    HEREON, DATE AND RETURN THIS PROXY CARD PROMPTLY
                                                                                    USING THE ENCLOSED ENVELOPE.


                                                                                    MARK HERE IF YOU PLAN TO ATTEND THE MEETING  [ ]

                                                                               MARK HERE FOR CHANGE OF ADDRESS AND NOTE AT LEFT  [ ]


Signature:_____________________________________Signature, if hold jointly_________________________Dated:______________________, 2000
NOTE: Please date this Proxy and sign it exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.